CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
ActionView International, Inc.
1892 West Broadway, 2nd floor
Vancouver, British Columbia, Canada V6Y 1J9

We hereby consent to the incorporation by reference in this Registration Statement of ActionView International, on Form S-8, of our audit report dated April 3, 2008, (which includes an emphasis paragraph relating to the Company's ability to continue as a going concern) of ActionView International, Inc., for the year ended December 31, 2007, and to all references to our firm as experts included in this Registration Statement.

/s/ Gruber & Company, LLC
Gruber & Company, LLC
Lake St. Louis, Missouri
April 9, 2009